UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): May 15, 2018

ABAXIS, INC.

(Exact name of registrant as specified in its charter)

California	000-19720	77-0213001
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3240 Whipple Road, Union City, CA 94587

(Address of principal executive offices)

Registrant’s telephone number, including area code: (510) 675-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On May 15, 2018, Abaxis, Inc., a California corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Zoetis Inc., a Delaware corporation (“Parent”), and Zeus Merger Sub, Inc., a California corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”).

Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent. As a result of the Merger, each share of common stock, no par value, of the Company (the “Company Common Stock) issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than shares, if any, held by the Company, Parent, Merger Sub or any of their subsidiaries and shares with respect to which dissenters rights have been properly demanded in accordance with the Corporations Code of the State of California) will be converted into the right to receive $83.00 in cash, without interest, per share (the “Merger Consideration”).

Subject to the terms and conditions of the Merger Agreement, certain Company time- and performance-based restricted stock unit awards will vest automatically upon the occurrence of the Effective Time in accordance with their existing terms and will be cancelled and automatically converted into the right to receive the Merger Consideration in respect of each share of Company Common Stock underlying such awards. Subject to the terms and conditions of the Merger Agreement, all other Company time- and performance-based restricted stock unit awards will be cancelled and automatically converted at the Effective Time into time-vesting restricted stock unit awards with respect to shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”), with the number of underlying shares adjusted to reflect an exchange ratio based on the closing prices of shares of Company Common Stock and Parent Common Stock for the ten full trading days before the closing of the Merger, and on substantially the same terms and conditions (including the time-based vesting schedule) as were applicable to such Company restricted stock unit awards immediately prior to the Effective Time, except that any performance goals underlying such Company performance-based restricted stock unit awards will be deemed satisfied as of the Effective Time.

The Merger Agreement contains representations and warranties customary for transactions of this type. The Company has agreed to various customary covenants and agreements, including, among others, covenants (a) to use commercially reasonable to conduct its operations in the ordinary course of business consistent with past practice during the period between the date of the Merger Agreement and the Effective Time, (b) to use reasonable best efforts to obtain required regulatory approvals, subject to certain exceptions, (c) not to engage in certain specified transactions or activities during such period without Parent’s prior consent, (d) not to solicit, or enter into discussions with third parties relating to, alternative business combination transactions during the period between the execution of the Merger Agreement and the Effective Time, subject to certain exceptions, (e) to call and hold a special meeting of the Company’s shareholders to approve the Merger Agreement, the Merger and the principal terms thereof, and (f) subject to certain exceptions, for the board of directors of the Company to recommend that the shareholders approve the Merger Agreement, the Merger and the principal terms thereof and not withdraw or modify such recommendation to the Company’s shareholders.

The completion of the Merger is subject to the satisfaction or waiver of a number of closing conditions, including, among others, (i) approval of the Merger Agreement, the Merger and the principal terms thereof by holders of a majority of the outstanding shares of Company Common Stock, (ii) the absence of any “material adverse effect” with respect to the Company, (iii) the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”), and the rules and regulations promulgated thereunder, and receipt of certain other regulatory approvals, (iv) the absence of any legal prohibitions or certain governmental proceedings restricting the closing of the Merger and (v) subject to certain materiality qualifications, the continued accuracy of each party’s representations and warranties, and continued compliance by each party with its covenants and obligations, in each case under the Merger Agreement, as of the closing of the Merger.

The Merger Agreement contains certain customary termination rights, including, among others, (1) the right of either Parent or the Company to terminate the Merger Agreement if the Company’s shareholders fail to adopt and approve the Merger Agreement, (2) the right of Parent to terminate the Merger Agreement if the board of directors of the Company changes or withdraws its recommendation in favor of the transactions, (3) the right of either Parent or the Company to terminate the Merger Agreement if the Merger has not occurred by November 15, 2018, subject to certain conditions, provided that such date may be extended, in certain circumstances, by Parent to May 15, 2019 (such date, as may be extended, the “Outside Date”), (4) the right of either Parent or the Company to terminate the Merger Agreement due to a material breach by the other party of any of its representations, warranties or covenants which would result in the closing conditions not being satisfied, subject to certain conditions, and (v) the right of either Parent or the Company to terminate the Merger Agreement if a final and non-appealable order, injunction, decree or ruling has been issued by a court or other governmental entity which prohibits the Merger. Upon termination of the Merger Agreement by the Company or Parent upon specified conditions, a termination fee of $70,000,000 may be payable by the Company to Parent.

Additionally, the Merger Agreement provides that (A) a termination fee of $60,000,000 may be payable by Parent to the Company upon certain terminations of the Merger Agreement if the parties fail to obtain the required regulatory approvals and Parent does not exercise its right to extend the Outside Date by 6 months, and (B) a termination fee of $120,000,000 may be payable by Parent to the Company upon certain terminations of the Merger Agreement if Parent exercised its right to extend the Outside Date by 6 months and the parties fail to obtain the required regulatory approvals.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

The Merger Agreement has been included to provide investors and shareholders with information regarding its terms. It is not intended to provide any other factual information about the Company. The Merger Agreement contains representations and warranties that the parties to the Merger Agreement made to and solely for the benefit of each other. The assertions embodied in such representations and warranties are qualified by information contained in the confidential disclosure schedules that the Company delivered to Parent in connection with signing the Merger Agreement. Accordingly, investors and shareholders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Merger Agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Compensation Arrangements

On May 15, 2018, in anticipation of the transactions contemplated by the Merger Agreement, the board of directors of the Company approved the payment of special one-time cash bonuses, each in the amount of $600,000 (less applicable tax withholding), to each of Dean Ross Taylor, the Company’s Chief Financial Officer, and Craig M. Tockman, DVM, the Company’s Vice President of Sales and Marketing and North America Animal Health (each, an “Executive”), which payment to each Executive shall be contingent and effective upon the Effective Time, provided that such Executive remain continuously employed by the Company or any of its subsidiaries through the Effective Time.

Item 8.01.	Other Events.

On May 16, 2018, the Company and Parent jointly issued a press release in connection with the Merger. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Cautionary Statement Regarding Forward-Looking Statements

Statements included in this Current Report on Form 8-K which are not historical in nature or do not relate to current facts are intended to be, and are hereby identified as, forward-looking statements for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “will,” “anticipate,” “could,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “project” and “intend,” as well as other similar words and expressions of the future, are intended to identify forward-looking statements. The Company and Parent caution readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from anticipated results. Such risks and uncertainties, include, among others, the following possibilities: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the Merger Agreement; the outcome of any legal proceedings that may be instituted against Parent or the Company; the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction) or Abaxis shareholder approval or to satisfy any of the other conditions to the transaction on a timely basis or at all; the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Parent and the Company do business; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; the ability to complete the acquisition and integration of the Company successfully; and other factors that may affect future results of Parent and the Company. Additional factors that could cause results to differ materially from those described above can be found in Parent’s Annual Report on Form 10-K for the year ended December 31, 2017, which is on file with the Securities and Exchange Commission (the “SEC”) and in other documents Parent files with the SEC, and in the Company’s Annual Report on Form 10-K for the year ended March 31, 2017 and Quarterly Report on Form 10-Q for the quarter ended December 31, 2017, which are on file with the SEC, and in other documents the Company files with the SEC. The Company does not undertake to update any of these statements in light of new information or future events.

Important Additional Information

In connection with the proposed transaction between Parent and the Company, the Company expects to file with the SEC a proxy statement of the Company, as well as other relevant documents concerning the proposed transaction. This communication is not a substitute for the proxy statement or for any other document that the Company may file with the SEC and send to its shareholders in connection with the proposed transaction. The proposed transaction will be submitted to the Company’s shareholders for their consideration. Before making any voting decision, shareholders of the Company are urged to read the proxy statement regarding the transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about the proposed transaction.

Shareholders of the Company will be able to obtain a free copy of the proxy statement, as well as other filings containing information about Parent and the Company, without charge, at the SEC’s website (http://www.sec.gov). Copies of the proxy statement and the filings with the SEC that will be incorporated by reference therein can also be obtained, without charge, by directing a request to Abaxis, Inc., 3240 Whipple Road, Union City, CA 94587, Attention: Corporate Secretary; telephone: (510) 675-6500, or from the Company’s website, www.abaxis.com.

Participants in the Solicitation

The Company, Parent and certain of their respective directors, executive officers and employees may be deemed participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the Company’s directors and executive officers is available in the Company’s definitive proxy statement, which was filed with the

SEC on September 19, 2017, and certain of its Current Reports on Form 8-K. Information regarding Parent’s directors is available in Parent’s definitive proxy statement, which was filed with the SEC on April 2, 2018, and information regarding Parent’s executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC on February 15, 2018. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement to be filed with the SEC in connection with the proposed transaction. Free copies of this document may be obtained as described in the preceding paragraph.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

2.1	Agreement and Plan of Merger, dated as of May 15, 2018, by and among Zoetis Inc., Zeus Merger Sub, Inc. and Abaxis, Inc.*

99.1	Joint Press Release, dated May 16, 2018

*	Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a supplemental copy of any omitted schedule to the SEC upon request

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 16, 2018

ABAXIS, INC.

By:	/s/ Ross Taylor
Ross Taylor
Chief Financial Officer, Vice President of Finance and Secretary